EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


iCAD, Inc.
Nashua, New Hampshire


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Forms S-8 (No. 33-72534), (No. 333-99973) and (No. 333-119509) and on Form S-3 (No. 333-112689),
(333-110977)  and  (333-109692)  of our  reports  dated March 14,  2005,  on the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report on Form 10-K. for the year ended December 31, 2004.

                                                     /s/ BDO SEIDMAN, LLP


Boston, Massachusetts
March 14, 2005